 Filed Pursuant to Rule 424(b)7
 Registration File No. 333-264617
Prospectus Supplement to Prospectus dated May 2, 2022
24,000,000 Shares
HAYWARD HOLDINGS, INC.
Common Stock
The selling stockholders named in this prospectus supplement are offering 24,000,000 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders.
Subject to the completion of this offering, we have agreed to purchase from the underwriters 8,000,000 shares of our common stock that are subject to this offering at a price per share equal to the price per share paid by the underwriters to the selling stockholders in this offering.
Our common stock is listed on the New York Stock Exchange under the symbol “HAYW.” On April 29, 2022, the last sale price of our common stock as reported on the New York Stock Exchange was $15.90 per share.
Investing in our common stock involves substantial risk. Please read “Risk Factors” beginning on page S-15.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
	Per share	Total
Public offering price	$14.50000	$348,000,000
Underwriting discounts and commissions(1)	$0.61625	$14,790,000
Proceeds to selling stockholders, before expenses	$13.88375	$333,210,000

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

The selling stockholders have granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to an additional 3,600,000 shares of our common stock at the public offering price less the underwriting discount.
The underwriters expect to deliver the shares against payment in New York, New York on or about May 5, 2022.
Goldman Sachs & Co. LLC	BofA Securities	Wolfe | Nomura Alliance
Baird	Guggenheim Securities	William Blair	Credit Suisse	Morgan Stanley	Jefferies
KeyBanc Capital Markets	BMO Capital Markets	AmeriVet Securities
Prospectus supplement dated May 2, 2022

Prospectus Supplement
Prospectus
None of the Company, the selling stockholders or the underwriters has authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. None of the Company, the selling stockholders or the underwriters take responsibility for or can provide assurance as to the reliability of any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of the applicable document.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
References in this prospectus supplement and the accompanying prospectus to the terms “the Company,” “Hayward,” “we,” “our” and “us” or other similar terms mean Hayward Holdings, Inc. and our consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.
References to “common stock” refer to the common stock, par value $0.001 per share, of the Company.
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and certain other matters relating to us, our business and prospects. The second part, the accompanying prospectus, contains a description of our common stock and certain other information.
The information contained in this prospectus supplement may add, update or change information contained in the accompanying prospectus or in documents that we file or have filed with the Securities and Exchange Commission (the “SEC”). To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference filed before the date of this prospectus supplement, the information in this prospectus supplement will supersede such information.
INDUSTRY AND MARKET DATA
The market share, ranking and other data contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are based on our management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, our management believes these to be reasonable estimates. However, market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. Our internal estimates have not been verified by any independent source, and we have not independently verified any third-party information nor have we ascertained the underlying economic assumptions relied upon in those sources, and neither we nor the underwriters can assure you of the accuracy or completeness of such information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. While we are not aware of any misstatements regarding market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and the accompanying prospectus and in the annual, quarterly and other reports we file from time to time with the SEC. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, might not be reliable.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the financial data and related notes and other information incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock. All information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares, unless otherwise noted.
Our Company
We are an industry-leading global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems. With the pool as the centerpiece of the growing outdoor living space, the pool industry has attractive market characteristics, including significant aftermarket requirements, innovation-led growth opportunities and a favorable industry structure. We are a leader in this market with a highly recognized brand, one of the largest installed bases of pool equipment in the world, decades-long relationships with our key channel partners and trade customers and a history of technological innovation. Our engineered products, which include various energy efficient and more environmentally sustainable offerings, enhance the pool owner’s outdoor living lifestyle while also delivering high quality water, pleasant ambiance and ease of use for the ultimate backyard experience. We believe that the residential pool industry will continue to experience broader smart pool pad conversion as consumers seek to extend home automation from inside the house to the backyard, and our suite of SmartPadTM products were developed to seize upon this trend. According to P.K. Data, over 50% of new in-ground pools built in the United States in 2021 contained remote automation systems, which we believe is a significantly higher penetration rate than the current pool install base. Based on our review of industry data, we believe that the automation penetration rate for new in-ground pool construction could be as high as 65% and that this automation trend in the pool equipment industry will be a contributor to our growth going forward as existing pool owners convert their pools to remote automation and upgrade their equipment to higher value Internet-of-Things- enabled (“IoT”) and energy efficient models to take advantage of the new control systems. Aftermarket replacements and upgrades to higher value IoT and energy efficient models are a primary growth driver for our business as we estimate that aftermarket sales including equipment conversions represented approximately 80% of our net sales in Fiscal Year 2021. We estimate aftermarket sales based upon feedback from certain representative customers and management’s interpretation of available industry and government data, and not upon our GAAP net sales results.
The demand for outdoor living products has increased over the past decade as retiring baby boomers are investing in their homes and millennials are showing increased interest in outdoor spaces. Consumer spending has been redirected towards outdoor home improvements as consumers continue migrating to the suburbs and increase time spent at home and in the backyard. Outdoor living repair, replacement and remodeling has grown faster than traditional home repair, replacement and remodeling projects as homeowners choose to make larger outdoor investments. The trend toward healthy outdoor living has helped underpin continued pool industry growth. Homeowners’ response to COVID-19 also helped to reinforce this trend of new pool builds as a safe environment for enjoyment at home, further increasing the installed base of pools globally, which P.K. Data estimates is over 25 million as of 2021. Our business is primarily driven by reliable aftermarket spending associated with a number of key drivers: a growing installed base, the development and adoption of “smart home” technology to increase connectivity and automation, a shift to more highly valued, energy efficient, and more environmentally sustainable products and an increasing range of new pool products.
We have a leading brand with a reputation for quality, energy efficiency and innovation among both global pool professionals (e.g., retailers, builders, servicers and e-commerce resellers) and pool owners. We are a leading global manufacturer, supported by a large installed base and an estimated North American residential pool market share of approximately 30% that we believe is well-positioned for future growth. We estimate our North American market share based on our extensive knowledge of the markets in which we operate and observations of our direct competitors, which we use to inform analyses of a survey of North American pool construction and aftermarket spending trends prepared by P.K. Data as well as unit share data prepared by a third party market research company. On average, we have 20+ year relationships with our top 20 trade customers. Many of our products are critical to the ongoing operation of pools given requirements for water quality and sanitization. As a result, we believe that many pool owners consider our products essential.
Our products include a broad line of advanced IoT-enabled controls, alternate natural sanitizers to lower chemical usage, energy efficient pumps, LED lights, heaters, automatic cleaners and filters. We remain focused on being at the forefront of product innovation, as we continually expand our product offerings and have proactively brought new products to the market with 10 new products launched from 2019 through April 2, 2022. As of April 2, 2022, we had approximately 414 issued patents and 124 patent applications pending, including many for current and for future products under development.
Consistent with our commitment to providing more environmentally sustainable solutions, since 2018, our products have helped to generate approximately 1.3 billion kWh of energy savings, reduce chlorine usage by approximately 115 million pounds and save approximately 3.6 billion gallons of chemically treated, heated water. In November 2021, Hayward announced its platinum-level sponsorship of Step Into Swim™, a 10-year initiative organized by the Pool & Hot Tub Alliance to create one million more swimmers. Hayward’s investment helps Step Into Swim advance its mission of promoting safe swimming for children in underprivileged communities by providing swimming lessons and access to pools. Through the partnership with Step Into Swim, Hayward commits a financial donation as well as employee involvement throughout the year in the organization’s community events and initiatives. This commitment strengthens Hayward’s community involvement and builds on the company’s own research and development advancements in pool safety as well as advancements in energy efficiency, water conservation, automation and natural sanitizer options for safe, healthy water.
As the shift towards connected outdoor living continues, we remain focused on building an industry- leading integrated digital platform for our pool products. Given the strong aftermarket mix of our business, conversion of mechanical to automated pools and upgrading of existing products (e.g., enhanced functions and IoT compatibility) drive our growth. Our proprietary Hayward Omni® mobile app and automation platform provides numerous ways to manage essential pool functions from the scheduling of sanitization, filtration and automatic cleaners to enabling landscape light shows with water features to create the ultimate backyard experience. Our Omni branded technology enables pool owners to manage their pools without the need to use broader technology integrators. In addition, the app helps to connect pool owners to the Hayward brand and increase awareness. With the majority of new in-ground pools incorporating smart automation systems, we believe the market is adopting new technological advances to pool pad equipment at a faster pace than historically. We believe our focus on developing innovative connected products further enhances pool owner loyalty and enables us to increase our market share.

Segments
We operate in a global pool equipment market with an installed base that we estimate to be approximately 25 million pools globally. North America and Europe are the two largest pool markets, accounting for an estimated 68% of the total global installed base and 84% of total equipment sales. Our business is organized into two reportable segments: North America (“NAM”) and Europe & Rest of World (“E&RW”). NAM and E&RW accounted for approximately 83% and 17% and 81% and 19% of total net sales for Fiscal Year 2021 and the fiscal year ended December 31, 2020.
North America
Our North American business segment consists of the United States and Canada. We have residential and commercial field-based teams selling directly to specialized pool distributors, large retailers, major builders and specialized online resellers. U.S. trade customer shipments are fulfilled from either our East Coast or West Coast distribution centers depending on the customer’s location. Canadian trade customers are served through our distribution center in Oakville, Ontario.
Europe and Rest of World
Our Europe and Rest of World business segment consists of all countries outside of the United States and Canada. Europe and Australia make up a sizeable portion of this business segment. Europe and Australia have similar sales structures to the United States. Customer shipments in Europe are fulfilled through our France or Spain distribution centers and Australia has its own smaller regional distribution hubs. The other 20+ countries in this segment are predominantly served through U.S.-based regional managers who in turn deal through established distribution in each of the markets. Products are consolidated into containers and shipped to global locations from the United States.
Products and Services
Since our founding in 1925, we have been delivering a growing portfolio of pool equipment that is differentiated by innovative features and high quality. Our broad portfolio of pool equipment and associated automation systems are connected through built-in IoT capabilities many of which form part of the SmartPad™ platform of advanced IoT enabled products. Our products perform various core and auxiliary functions to deliver the holistic pool experience for pool owners.
Full Spectrum of Pool Equipment
We offer a wide range of pool equipment, including single and high efficiency variable speed pumps, filters, robotic, suction and pressure cleaners, high efficiency gas heaters and heat pumps, LED illumination solutions, water features and landscape lighting, water sanitizers, salt chlorine generators, safety equipment and in-floor automated cleaning systems. Our products are connected through OmniLogic, our mobile application that allows our end users to conveniently manage their connected pool equipment.
Our more environmentally sustainable products provide increased value for pool owners through various advanced functions that help drive energy savings, minimize chemical usage and reduce water consumption. For example, our large-capacity cartridge pool filters conserve up to 92% more water than standard sand filters as they do not need to be backwashed. Given these advanced functions, we are able to charge a higher price on key products such as variable speed pumps, energy efficient heaters, efficient filters and LED lights. The addition of IoT based controls and alternative sanitizers, including salt chlorination systems and UV/Ozone systems, also increases the potential equipment spend on a pool pad while providing greater ease of use for pool owners and potential energy savings and chemical reduction. Pool owners are typically willing to pay higher prices upfront in order to enjoy functional product benefits and ultimate cost savings. Pool owners appreciate the more environmentally sustainable features and understand that they can expect a payback over several years. For example, the average payback period on a variable speed pump is approximately one to two years.
Our products cater to all types of pools including both in-ground and above ground pools. Our wide range of offerings can be found in entry, mid-range and premium pools. The average wholesale price per pool typically ranges from $1,800 for entry-level pools to well above $12,000 for premium pools, but equipment is only a fraction of the total pool cost. Approximately 50% of our net sales is derived from non-discretionary products that are essential to operating a residential or commercial pool.
Recent product development and our acquisitions have targeted key pool industry trends such as energy efficiency, advanced sanitization, reduced chemical usage, water conservation and enhanced IoT-driven pool experiences.
Customers
We sell our products through a variety of channels to a diverse global trade customer base. The majority of our sales are through specialty distributors, who in turn sell to thousands of pool builders and servicers. The remaining sales are directly to large retailers, pool builders and buying groups. Our largest customer, Pool Corporation, represented approximately 36% of our net sales in Fiscal Year 2021, but no other customer represented more than 10% of our net sales in Fiscal Year 2021.
Raw Materials and Suppliers
We maintain longstanding relationships with approximately 900 suppliers. We mainly purchase assembled components such as motors, metal parts, cables and extrusions from our suppliers. We also purchase raw materials, such as resins (ABS, PP, HDPE, PVC), metals (copper, steel, aluminum, titanium, ruthenium) and liner board (packaging), which expose us to changes in commodity pricing and the availability of materials within the global supply chain. We seek to mitigate the effects of fluctuations in commodity prices through our agreements with our suppliers that typically provide for fixed pricing over a three- to 12‑month period to manage raw material inflation. We have dedicated supply chain employees who manage global sourcing, strategic consolidation and supplier relationships. We typically perform an audit on any new suppliers, and periodically evaluate our existing supplier base to ensure maximum service and quality. Our supplier base is “sticky” as suppliers must invest to receive certain approvals, creating an economic incentive to maintaining a long and productive relationship.
We have had an average relationship of over 15 years across our top 30 suppliers. We have had a 40+ year relationship with our top vendor and 10+ year relationships with 9 out of our top 10 suppliers, with an average of 19 years of supply continuity. These top 10 suppliers represent approximately 38% of our global raw material purchases.
Sales Channels
The pool equipment market is served through several sales channels.
Distributors:   The majority of our net sales comes from an authorized network of regional and national distributors who service the pool trade (i.e., builders, retailers and servicers). We have long-standing relationships with these trade customers, and we have contractual agreements to support our continued net sales of our products through this channel. Distributors are responsible for ordering, stocking, training, delivering and taking on credit responsibility from their trade customers. Many distributors also sell our products to online retailers.
Builders, Retailers and Servicers (Direct Sales):   We sell to several major builders and retailers. These customers are large in scale and are capable of managing their own demand planning and inventory. Builders and retailers who buy directly from us typically cross geographies beyond what many wholesalers can serve.
Buying Groups:   We sell to several major buying groups, which are composed of members who are independent businesses. Buying groups receive competitive pricing and special incentives. Members can place orders with the group’s corporate headquarters or order from us directly. We ship directly to member locations.
According to management estimates, in Fiscal Year 2021 approximately 71% of residential pool equipment in the United States was sold through specialty distributors such as Pool Corporation, Heritage Pool Supply Group, and Baystate Pool Supplies. Approximately 18% was sold directly to retailers, and approximately 8% was sold to builders. In Europe, the sales channel is more direct than in the United States as approximately 70% of sales are through distributors and 30% are through direct sales.
Across regions, the market is based on a “prescriber model.” The purchasing decisions of the end consumer (i.e., pool owners) are influenced by pool builders and pool servicers. While end consumers have historically relied on the pool builders and pool servicers to make their purchase decisions, we have noted that as end consumers become more interested in upgrading their pool pad equipment, they are beginning to show more interest in research on the types of products available and the brands. In 2021 and according to P.K. Data, 40% of end consumers were heavily involved in the research, product selection and installation of their pool pad equipment.
Our Competitive Strengths
We believe that the following competitive strengths have been key drivers of our success to date, and strategically position us for continued success.
Market Pioneer and Leader in Connected Pool Products Catering to Healthy Outdoor Living
We develop highly engineered outdoor living products. Our market leading brand has helped establish industry standards for generations, pioneering the shift to plastic flow control products and energy efficient heaters. Today we continue that innovation through healthy, more energy efficient and connected pool products. Swimming is one of the most popular recreational activities in the world and water-based exercise is known to improve physical and mental health. Our water care products are composed of salt chlorine generators that eliminate the need to handle and store corrosive chlorine chemicals. This natural process generates all the chlorine needed for sanitization while maintaining soft water for healthy, irritation free swimming. Our line of UV/Ozone and Advanced Oxidization Process (“AOP”) alternate sanitizers are among the most effective technologies in destroying waterborne bacteria and viruses while reducing the amount of chlorine required by at least 50%. Our pump products now consume only a third of the energy relative to a decade ago. The U.S. Environmental Protection Agency (“USEPA”) and U.S. Department of Energy (“DOE”) awarded us Energy Star Partner of the Year for the last three years as a result of our energy efficient products. We currently make nine of the top 10 in-ground pump products listed on the Energy Star website when listed in order of efficiency.
As the world becomes more digitally focused, pool owners are increasingly demanding “smart” outdoor living solutions. Our proprietary Hayward Omni mobile app and automation platform provides numerous ways to manage every essential pool function. The mobile app manages everything from the scheduling of sanitization, filtration and running of automatic cleaners, to pool light shows with water features that create the ultimate backyard experience. Omni gives the pool owner the power to access and adjust pool settings from anywhere. Omni easily connects to Amazon Alexa or Google Home for voice command of pool functions or integrates as part of a home automation system (e.g., Crestron and Savant). The emergence of IoT and smart home systems is a growing trend that is led by the U.S. smart home market, which is expected to grow approximately 10% per year, according to a recent report by Statista. Apps or voice controls are the most widely used systems for operating these home systems which complements Omni’s capability to operate pool and spa functions along with other backyard functions such as irrigation and landscape lighting. Our growing app user traffic allows us to better understand how pool owners are using our products and provides invaluable feedback on a real-time basis. Pool owners can also share their app data with their pool servicers and notify them of potential equipment issues to enable proactive service and maintenance. In the future, we expect to execute “in-app” marketing to push relevant offers and promotions to app users.
Large Installed Based with Growing Content and Replacement Needs Creates Recurring Sales Model
Our products are generally non-discretionary and recurring (after initial pool construction and remodels) due to the need to repair and replace equipment for the ongoing operation of pools. Given our estimate of an installed base of approximately 25 million above ground and in-ground pools globally as of 2021 and our leadership position in the market, we estimate that approximately 80% of our net sales in Fiscal Year 2021 was driven by aftermarket repair, replacement, remodel and pool owner-desired upgrades. We estimate aftermarket sales based upon feedback from certain representative customers and management’s interpretation of available industry and government data, and not upon our GAAP net sales results. According to P.K. Data, 40% of 2021 survey respondents who own an in-ground pool said they plan to remodel their pool within the next three years. Our product replacement cycle is approximately 9 to 12 years, driving multiple replacement opportunities over the typical life of a pool. Pool equipment features are of significant importance to the pool owner, and therefore we believe pool owners tend to be less price sensitive to our equipment relative to the pool’s total cost. At the time of replacement, pool owners typically prefer a like-for-like Hayward product or an upgrade to a newer product from our catalog. The replacement cycle drives an ongoing relationship that continues as homeowners upgrade their pools for many years after installation.

Large	Growing	Predictable
25mm Installed base of global pools[1]	**1970** US in-ground installed base has grown every year since 1970	**7 to 12 Year** Product replacement cycle
~$6.5bn TAM Global Equipment[1]	**~9%** CAGR of new US in-ground residential pool construction from 2012 - 2021	**~60%** Estimated percentage of existing US in-ground pools built before 2000; driving increased demand for repair & remodeling
5.3mm Installed base of NA in-ground residential pools	**>2x** Spend on equipment per pool more than doubled over the last 10 years	**2 - 3%** Typical annual price increases for pool equipment OEMs

The pool industry is a fundamentally attractive space with a large, growing and predictable market

Source: P.K. Data as of 2-April-2022. 1 Based on Management’s estimates; includes both in-ground and above-ground pools.
Beginning in 2012, the U.S. pool market saw steady growth in new residential in-ground pool construction based on annual pool installments. Since 2012, U.S. new pool construction has grown at over a 9% CAGR through 2021 while the total value of residential in-ground pool construction has increased twofold, a growth rate that is significantly faster than the volume of new pool construction due to the increasing value of pool equipment. Also during this time, outdoor living expenditures have increased as American homeowners continue to invest in healthy outdoor living experiences. We believe the pool industry is poised for continued growth as industry tailwinds remain in place. The estimated 117,000 pools constructed in 2021 remains well below the median peak of approximately 153,000 pools from 1995-2008. While the post-Great Recession recovery of the new pool build market is still ongoing, current demand exceeds the pool construction industry’s ability to supply new pools, leading to a robust backlog as of April 2, 2022. Continued growth in new pool construction is expected to be aided by a strong new housing market, rising home equity levels, migration trends to the Sun Belt and continued growth in outdoor living investment.

Demand for pool products is also supported by an increasing sales value per pool equipment order. The average wholesale price for equipment per pool typically ranges from $1,800 for entry level pools to well above $12,000 for premium pools, but equipment is only a fraction of the total pool cost. The average amount spent on equipment per pool has more than doubled in the last 10 years as owners increasingly spend more to incorporate the latest technology. We believe one of the major drivers of the increase in the average amount spent on equipment per pool is the conversion of legacy mechanical pool pads to smart, automated pool pads. This digital conversion is increasing the overall sales value of the pool pad as the attachment rate of amenities such as heaters, salt chlorinators and LED lights tends to be high at the time of conversion. According to P.K. Data, the majority of new in-ground pools constructed in 2021 included a salt chlorine generator, a heater and a smart automation system. We believe the penetration rate of smart automation systems in the existing install base is approximately 28%, salt chlorine generators is approximately 35% and variable speed pumps is approximately 35%. Further penetration of these systems into the existing install base will be a significant driver of our growth going forward as price for equipment per pool continues to increase.
Examples of recent themes in more advanced products include increased use of controls, apps, home automation systems, variable speed pumps, alternate sanitizers that reduce chemical usage, energy efficient water heaters, automatic cleaners and exciting new technology to increase ambiance and comfort. U.S. and Canadian government regulations, along with the European Ecodesign Directive, also support the transition to the use of energy efficient pumps. These innovative pool products enhance the pool ownership experience and in return drive greater pool satisfaction and pool demand.

Premium Brand with Highly Engineered Products across Pool Types
We are an industry-leading brand among both global pool professionals (e.g., retailers, builders and servicers) and pool owners. We offer a comprehensive product assortment, consisting of more than 4,000 product SKUs. Our ability to offer a full bundle of products is a critical competitive advantage. We have invested heavily in our brand. Through new product development, rebranding of integrated acquisitions, customer service and operations, we have positioned Hayward as the go-to brand of choice, synonymous with pool product excellence. In the United States, we are the industry’s most recognized and trusted brand among pool owners. We believe that pool professionals consider us the highest quality, most dependable brand and they believe that Hayward is worth paying a premium for.
Our broad suite of connected products caters to entry, mid-range and premium in-ground residential pools, above ground pools and commercial pools. As pool owners upgrade their pools over time, we believe we can remain a provider of choice at every step along their outdoor living progression. We leverage pool owners’ brand loyalty and our breadth of product offerings to grow across all pool categories.
Highly Flexible, Global Manufacturing and Distribution Platform with Differentiated Capabilities
We have six primary global manufacturing facilities and five primary distribution centers, one of which is a modern distribution center located in Mocksville, NC that recently opened, with a network of small locations for final assembly serving over 25 countries. Our production facilities are located in the United States, Spain and China, and leverage cost-efficient automation processes. Products manufactured in the United States have typically accounted for approximately 70% of our net sales. We have a strong commitment to safety, quality and environmental protection. We implemented a behavioral safety initiative that has helped reduce recorded incidents by approximately 58% over the last five years. We are currently recycling approximately 13 million pounds of raw materials on an annualized basis, and we use approximately 3 million pounds of recycled resin per year. In addition, we operate over 130 molding machines, of which approximately 70% are fully electric or hybrids and can save 20-40% in energy consumption compared to traditional hydraulic machines.
Our lean, vertically-integrated manufacturing and distribution processes allow for low-cost production that results in attractive margins and a high degree of quality control. We have consistently invested in these facilities to ensure that we have a strong and reliable supply chain designed to handle surges in demand and unforeseen logistical disruptions. We have ample manufacturing and distribution capacity, which provides versatility for growth and operating leverage within our existing footprint. We are able to produce customized, customer-differentiated products through our “Centers of Excellence” which are vertically-integrated facilities with flexible manufacturing capabilities. In addition, we have an agile production footprint with variable capacity available to support our anticipated growth over the next decade. The high level of automation in our facilities allows us to extend our work week and increase production velocity with limited additional capacity investments.
Multi-Channel Strategy Provides Multiple Points to Influence Pool Owners
Our go-to-market strategy leverages the professional trade, retail and e-commerce channels. Our trade customers are primarily distributors, major pool builders, buying groups, servicers and specialty on- line resellers, all of which subsequently sell our products to the pool owner. Sales to distributors make up the majority of our net sales, with remaining revenue from direct major builders, retailers and buying groups. Given our market position, trade customers are very familiar with our products and help to advocate their merits to pool owners. On average, we have 20+ year relationships with our top 20 trade customers and actively invest in these relationships through targeted sales efforts, loyalty programs and other initiatives.
We deploy a “push-pull” strategy through the Hayward Sales Model. Our sales organization “pushes” distributors to stock and market our products, while simultaneously creating a “pull” from end- user demand by marketing these products to builders, retailers, servicers and pool owners. This combination of forces helps to increase the barrier for competitors to enter the channel.
We manage this coordinated effort with a highly trained sales organization supported by our Salesforce.com customer relationship management (“CRM”) platform. The sales organization is divided into specialized teams: new accounts acquisition, builder, servicer and distribution channel management, commercial pool, e-commerce management and inside sales. These sales teams ensure that we reach our trade customers effectively and deliver our value proposition to the trade channel. Our sales organization compensation strategy is aligned to growing our business as compensation incentives are tied to year-on- year sales growth and are based on a combination of sales into the channel (i.e., sales to distributors) and sales out of the channel (i.e., distributor sales to trade partners). We generate “push” through programs such as volume rebates with key distributors and offer higher growth rebates to partners who achieve agreed upon growth milestones. Given the role of builders, retailers and servicers in the distribution channel, our sales team helps with training, marketing, advertising, promotional events and other tasks.
We create “pull” demand from both pool owners and trade professionals through (i) our industry’s highest rated Omni App which creates strong brand equity, as well as (ii) our products’ quality, reliability, and innovative features. Trade professional demand is also driven by the Totally Hayward Partner loyalty program. As product satisfaction is usually high, pool owners typically prefer the Hayward brand when looking for a replacement or upgrade of their current Hayward equipment. Pool owners may also choose a like-for-like Hayward product when replacing other manufacturers’ products, at the suggestion of retailers or servicers. This consumer dynamic helps to provide confidence for our trade customers to maintain ample inventory of our products. To further support demand, we motivate and incentivize our builders, retailers and servicers. These programs reward trade customers based on both volume and range of products ordered. Those who support the “Hayward bundle” as part of a one-stop-shop commitment save more on their purchases from the company over time. As of March 2022, our Totally Hayward Partner loyalty program base has increased 21% year over year, which we believe is clear evidence that our share gains are sticky.
Our ongoing trade partner care initiatives further support our “push-pull” strategy and drive trade customer retention and growth. We have approximately 1,600 Hayward Authorized Service Centers in the United States to assist our trade customers and pool owners. In addition, we provide field-based technical service coordinated by regional managers and district technical managers covering all regions of the United States. We also operate three centralized call centers. The first provides product technical support to trade partners in the field. The second assists trade partners with order management and other commercial matters or issues.
In recent years, we have taken a market leading e-commerce position. We have implemented a range of policies and special SKUs for the online channel designed to maximize the opportunity for online sales without compromising our growth strategy with our “brick and mortar” customers. Approximately 11% of our products sold in the United States are ultimately purchased online. Our products reach the online sales channel through a combination of direct sales to online resellers and sales to our distributors who in turn sell to online resellers.
Our Growth Strategy
We believe our multi-faceted growth strategy positions us to drive profitable, above-market growth in the markets we serve.
Continue to Introduce Thoughtful Innovation That Expands Our Markets
We have a proven track record of developing new products, offering advanced technology, energy-saving efficiency and a high-quality pool owner experience that have expanded our markets. Our strong manufacturing capabilities, detailed consumer research and extensive engineering expertise allow us to rapidly introduce differentiated products. Over the past 12 months, we have launched six new product platforms with a focus on connectivity, energy efficiency and improving end consumer enjoyment of their pool. As of April 2, 2022, our New Product Introduction Vitality Index, which we use to measure the success of new product introductions has increased 37%.
Our smart device apps have been available for our control products since 2010. In 2019, we significantly redesigned our premium Omni control app which first launched in 2015. This highly rated new app is compatible with all past and present Omni-compatible products, affording all users the same enhanced functionality and user experience. Data gathered from the app will help us further tailor our product development, distribution and sales strategies. As of April 2, 2022, the user base of our Omni app has increased 45% year-over-year. We estimate that approximately 65% of North American pools have either no controls or just a simple on/off timeclock, providing us with an opportunity to upgrade these pools with Omni control and automation systems as part of the pump upgrade.
Focus on Key Strategic Sales Initiatives to Strengthen Trade Customer Relationships
We recently embarked on a sales initiative aimed at “Getting Closer to the Customer” in an effort to drive greater market share. We are evolving our sales organization from a generalist unit to a number of focused, channel-specific teams. We are creating national positions for managing e-commerce, large accounts and the commercial segment. Salesforce.com forms the backbone of this new strategy to ensure cross communication between teams in the field along with marketing and customer service. To further enhance our customer capabilities, we utilize a combination of in-person and virtual training programs. We have mobile training vehicles that provide hands-on product training and education in the field. Hayward University, an online portal of training videos and a library of product information available for our trade customers, further supports our training initiative and enables us to operate virtually. We also offer our Totally Hayward Partner loyalty program, an incentive-based program that allows us to better connect with our trade partners.
Grow Additional Share in the International and Commercial Markets
We are a leading global manufacturer with a large installed base and an estimated North American residential pool market share of approximately 30% in Fiscal Year 2021. Based on management’s estimates, we believe that we also have a strong international presence with an estimated #3 share in Europe and #4 in Australia. We continue to focus on expansion as we implement the Totally Hayward Partner loyalty program and leverage our complete product bundle across our international markets. The international market, particularly in Europe, is fragmented and we see significant room to grow our presence via our existing footprint and the introduction of new products that meet local market demands.
We are currently a niche player in the commercial market where we see an opportunity for growth following the expansion of our commercial pool sales team. We believe our significant new product pipeline portfolio, which is a mix of in-house new product development complemented by strategic partnerships with third parties under the Hayward brand, will allow us to continue to drive deeper penetration in these markets. Moreover, we expect the broader adoption of ancillary products, such as sanitization systems, in the commercial market. This trend is expected to provide further growth opportunities in this end market.
Expand Margins and Returns Through Continuous Improvement Initiatives
Our global manufacturing and distribution footprint has enabled us to maintain strong margins and returns. We believe that we can continue to improve our margins through implementing cost improvement programs, including clear cost takeout programs currently in place. We believe our well-invested and predominantly owned manufacturing footprint supports our continuous improvement initiatives. Lean methodologies and Kaizen principles are central to everything we do. Our one-piece flow process, which enables us to assemble, test and package a product in a single work cell, maximizes our efficiency and lowers our manufacturing costs. Our strategic initiatives help us manage the costs of our materials through negotiations and various hedging programs. We believe these and other recent initiatives will enable us to strengthen our penetration in our key markets, expand market share and improve margins.
Execute Strategic Acquisitions That Broaden Our Platform
We generate a significant amount of cash flow and continue to re-invest in the business through organic and inorganic means. Acquisitions add new product technology and national market positions throughout our portfolio. We have completed and integrated more than 13 bolt-on acquisitions in the last 20 years. Over the past 12 months, we have completed three acquisitions of IoT enabled businesses focused on ambiance and enjoyment of the pool/outdoor living space.
We intend to utilize our disciplined process to identify, evaluate, acquire and integrate businesses across the healthy and connected outdoor living space. We actively monitor a pipeline of attractive acquisition opportunities across multiple product categories and geographies. We target opportunities that enhance our technological capabilities, strengthen our global market positions and increase our geographical diversity in our end markets. We also look to identify adjacencies in the outdoor living category that can be integrated into our Omni platform and can benefit from our scale.
Share Repurchase
We intend to purchase from the underwriters 8,000,000 shares of our common stock that are subject to this offering at a price per share equal to the price per share paid by the underwriters to the selling stockholders in this offering. We refer to this repurchase as the “share repurchase.” The share repurchase is part of our existing $450 million equity repurchase program approved by our board of directors on December 20, 2021, which became effective immediately. After giving effect to the share repurchase, we will have remaining authorization to repurchase up to approximately $208.1 million of our common stock under the repurchase program. We intend to fund the share repurchase with cash on hand and borrowings under our revolving credit facility. The closing of the share repurchase is contingent on the closing of this offering. The share repurchase was approved by a special committee of our board of directors, which is comprised entirely of disinterested directors.
The description and the other information in this prospectus supplement regarding the share repurchase is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the share repurchase.
Corporate Information
Our common stock is listed on the New York Stock Exchange under the ticker symbol “HAYW.” Our principal executive offices are located at 400 Connell Drive, Suite 6100, Berkeley Heights, NJ 07922, and our telephone number is (908) 351-5400. Our website address is www.hayward-pool.com. Neither our website nor any information contained on our website is part of this prospectus.

The Offering
Common stock offered by the selling
stockholders
24,000,000 shares
Option to purchase additional
shares
The selling stockholders have granted the underwriters a 30-day option to purchase up to 3,600,000 additional shares.
Use of proceeds
We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.
Lock-up agreements
In connection with this offering, we, each of our officers and directors and each of the selling stockholders have entered into a customary lock-up agreement with the underwriters, which regulates their sales of our common stock for a period of 45 days after the date of this prospectus supplement, subject to certain exceptions. See “Underwriting.”
Share repurchase
Subject to completion of this offering, we have agreed to repurchase 8,000,000 shares of our common stock that are subject to this offering from the underwriters at a price per share equal to the price paid by the underwriters to the selling stockholders in this offering. The closing of the share repurchase is contingent on the closing of this offering. The share repurchase was approved by a special committee of our board of directors, which is comprised entirely of disinterested directors.
Risk factors
You should read carefully the information set forth under “Risk Factors” herein and in the accompanying prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.
New York Stock Exchange trading symbol
“HAYW”

RISK FACTORS
An investment in our common stock involves various risks. You should carefully consider the following risks and all of the other information contained in this prospectus supplement and the accompanying prospectus before investing in our common stock. In addition, you should read and consider the risk factors associated with our business included in the documents incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the three months ended April 2, 2022. See “Where You Can Find More Information.” The risks described below and incorporated herein by reference are those which we believe are the material risks that we face. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment in our common stock.
Risks Related to Our Common Stock and this Offering
Following the offering, affiliates of MSD Partners, L.P. (“MSD Partners”), CCMP Capital Advisors, LP (“CCMP”), and Alberta Investment Management Corporation (“AIMCo”) will continue to have significant influence over us, which could limit your ability to influence the outcome of key transactions, including a change of control.
Upon the completion of this offering and the share repurchase, based on the 226,482,635 shares of common stock outstanding as of April 29, 2022, affiliates of MSD Partners, CCMP, and AIMCo will beneficially own approximately 32.7%, 22.5% and 12.3% of our outstanding common stock, respectively (or approximately 32.7%, 21.5% and 11.7%, respectively, if the underwriters exercise their option to purchase additional shares in full). For as long as MSD Partners, CCMP, and AIMCo continue to beneficially own a substantial percentage of the voting power of our outstanding common stock, they will continue to have significant influence over us. For example, they will be able to strongly influence or effectively control the election of all of the members of our board of directors and our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of additional indebtedness, the issuance of any additional shares of common stock or other equity securities, the repurchase or redemption of shares of our common stock and the payment of dividends.
Additionally, MSD Partners, CCMP, and AIMCo are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. They may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.
Our stock price could be extremely volatile and, as a result, you may not be able to resell your shares at or above the price you paid for them.
Since January 1, 2022, the price of our common stock, as reported on the New York Stock Exchange, has ranged from an intraday low of $15.78 on March 7, 2022 to an intraday high of $26.38 on January 3, 2022. In addition, the stock market in general has been highly volatile. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our operating performance or prospects, and could lose part or all of their investment. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere herein and others such as:
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variations in our operating performance and the performance of our competitors;

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actual or anticipated fluctuations in our quarterly or annual operating results;

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publication of research reports by securities analysts about us, our competitors or our industry;

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our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

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additions or departures of key personnel;

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strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

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the passage of legislation or other regulatory developments affecting us or our industry;

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changes in legislation, regulation and government policy as a result of the U.S. presidential and congressional elections;

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speculation in the press or investment community;

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changes in accounting principles;

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terrorist acts, acts of war or periods of widespread civil unrest;

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natural disasters and other calamities, including pandemics; and

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changes in general market and economic conditions.

In addition, broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance, and factors beyond our control may cause our stock price to decline rapidly and unexpectedly.
In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.
Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.
Our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon exercise of options, or shares of our authorized but unissued preferred stock, subject to the applicable rules of the New York Stock Exchange. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.
There may be sales of a substantial amount of our common stock after this offering by our current stockholders, and these sales could cause the price of our common stock to fall.
As of April 29, 2022, there were 226,482,635 shares of our common stock outstanding. Of our issued and outstanding shares, all of our common stock is freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Upon the completion of this offering and the share repurchase, MSD Partners, CCMP, and AIMCo will beneficially own approximately 32.7%, 22.5% and 12.3% of our outstanding common stock, respectively (or approximately 32.7%, 21.5% and 11.7%, respectively, if the underwriters exercise their option to purchase additional shares in full). Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future.
In connection with this offering, we, each of our officers and directors and each of the selling stockholders have entered into a lock-up agreement with the underwriters, which regulates their sales of our common stock for a period of 45 days after the date of this prospectus supplement, subject to certain exceptions.
Provisions in our charter documents and Delaware law may deter takeover efforts that may be beneficial to stockholder value.
In addition to MSD Partners’, CCMP’s, and AIMCo’s beneficial ownership of a substantial percentage of our common stock, provisions in our certificate of incorporation, as currently amended (“our certificate of incorporation”) and bylaws and Delaware law could make it harder for a third party to acquire us, even if doing so might be beneficial to our stockholders, and could also make it difficult for stockholders to elect directors that are not nominated by the current members of our Board of Directors or take other corporate actions, including effecting changes in our management. These provisions include a classified board of directors and the ability of our Board of Directors to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquiror. Our certificate of incorporation will also impose some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock other than MSD Partners, CCMP, and AIMCo. As a result, stockholders may lose their ability to sell their stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the company may be unsuccessful.
Our certificate of incorporation, as currently amended, designates specific courts as the sole and exclusive forum for certain claims or causes of action that may be brought by our stockholders, which could discourage lawsuits against us and our directors and officers.
Our certificate of incorporation, provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware (or, if, and only if, the Court of Chancery of the State of Delaware dismisses a Covered Claim (as defined below) for lack of subject matter jurisdiction, any other state or federal court in the State of Delaware that does have subject matter jurisdiction) is, to the fullest extent permitted by applicable law, the sole and exclusive forum for the following types of claims: (i) any derivative claim brought in the right of the Company, (ii) any claim asserting a breach of a fiduciary duty to the Company or the Company’s stockholders owed by any current or former director, officer or other employee or stockholder of the Company, (iii) any claim against the Company arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our amended and restated bylaws, (iv) any claim to interpret, apply, enforce or determine the validity of our certificate of incorporation or our amended and restated bylaws, (v) any claim against the Company governed by the internal affairs doctrine, and (vi) any other claim, not subject to exclusive federal jurisdiction and not asserting a cause of action arising under the Securities Act of 1933, as amended, brought in any action asserting one or more of the claims specified in clauses (i) through (v) herein above (each a “Covered Claim”). This provision does not apply to claims brought to enforce a duty or liability created by the Exchange Act.
Our certificate of incorporation further provides that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our certificate of incorporation provides that any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Company will be deemed to have notice of and consented to these choice-of-forum provisions and waived any argument relating to the inconvenience of the forums in connection with any Covered Claim.
The choice of forum provisions contained in our certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. While the Delaware courts have determined that such choice of forum provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the choice of forum provisions contained in our certificate of incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise, which could cause us to incur additional costs associated with resolving such action in other jurisdictions.
We may not pay additional dividends on our common stock and, consequentially, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
Any decision to declare and pay special or regular dividends will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our credit facilities and outstanding notes. As a result, you may not receive any return on an investment in our common stock unless you sell your common stock for a price greater than that which you paid for it.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the SEC. Such forward-looking statements relating to us are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These forward-looking statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in the Annual Report on Form 10-K, and Quarterly Report on Form 10-Q that are not historical facts. When used in this document, words such as “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to us are intended to identify forward-looking statements. We believe that it is important to communicate our future expectations to our shareholders, and we therefore make forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that we are not able to accurately predict or control, and actual results may differ materially from the expectations we describe in our forward-looking statements.
Examples of forward-looking statements include, among others, statements we make regarding: our financial position; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; growth and expansion opportunities; operating results; and working capital and liquidity. The forward-looking statements in the Annual Report on Form 10-K and Quarterly Report on Form 10-Q are only predictions. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.
Important factors that could affect our future results and could cause those results or other outcomes to differ materially from those indicated in our forward-looking statements include the following:
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our ability to execute on our growth strategies and expansion opportunities;

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our ability to maintain favorable relationships with suppliers and manage disruptions to our global supply chain and the availability of raw materials;

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our relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell our products to pool owners;

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competition from national and global companies, as well as lower-cost manufacturers;

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impacts on our business from the sensitivity of our business to seasonality and unfavorable economic and business conditions;

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our ability to identify emerging technological and other trends in our target end markets;

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our ability to develop, manufacture and effectively and profitably market and sell our new planned and future products;

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failure of markets to accept new product introductions and enhancements;

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the ability to successfully identify, finance, complete and integrate acquisitions;

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our ability to attract and retain senior management and other qualified personnel;

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regulatory changes and developments affecting our current and future products;

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volatility in currency exchange rates;

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our ability to service our existing indebtedness and obtain additional capital to finance operations and our growth opportunities;

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impacts on our business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses;

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our ability to establish and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others;

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the impact of material cost and other inflation;

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the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change;

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the outcome of litigation and governmental proceedings;

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impacts on our business from the COVID-19 pandemic; and

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terrorist acts, acts of war or periods of widespread civil unrest.

While we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance such expectations will prove to have been correct. There are a variety of factors which could cause future outcomes to differ materially from those described or incorporated by reference in this prospectus supplement or the accompanying prospectus including, but not limited to, the following:
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Our business depends on the performance of distributors, builders, buying groups, retailers and servicers.

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The demand for our swimming pool equipment products may be adversely affected by unfavorable economic and business conditions.

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We compete in markets with high levels of competition, which may result in pressure on our profit margins and limit our ability to maintain or increase the market share of our products.

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Our future success depends on developing, manufacturing and attaining market adoption of new products.

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Past growth may not be indicative of future growth.

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Our results of operations and cash flows may fluctuate from quarter to quarter for many reasons, including seasonality and weather conditions.

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A loss of, or material cancellation, reduction or delay in purchases by, one or more of our largest customers could harm our business.

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We are exposed to credit risk on our accounts receivable and this risk is heightened during periods when economic conditions worsen.

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We are exposed to political, regulatory, economic, trade, and other risks that arise from our international business operations.

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Changes in U.S. or foreign government administrative policy, including changes to existing trade agreements, could have a material adverse effect on us.

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We may not be able to identify, finance and complete suitable acquisitions, and any completed acquisitions may be unsuccessful or consume significant resources.

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The COVID-19 pandemic and associated responses could adversely impact our business, operations, financial condition, results of operations or cash flows.

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Sales of counterfeit versions of our products, as well as unauthorized sales of our products, may adversely affect our reputation, business, financial condition, results of operations and cash flows.

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We may be negatively impacted by litigation and other claims, including intellectual property, product liability or warranty claims, and health and safety concerns, including product recalls.

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We have significant goodwill and intangible assets and future impairment of our goodwill and intangible assets could have a material adverse effect on our results of operations.

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Exchange rate fluctuations could adversely affect our financial condition, results of operations and cash flows.

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Changes in our effective tax rate or exposure to additional income tax liabilities could adversely affect our financial results.

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We may experience cost and other inflation.

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We depend on our ability to attract, develop, and retain highly qualified personnel, including key members of management.

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We may encounter difficulties in operating or implementing a new enterprise resource planning system, which may adversely affect our operations and financial reporting.

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Disruptions in the financial markets could adversely affect us, our customers and our suppliers by increasing funding costs or reducing availability of credit.

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Our operating results will be harmed if we are unable to effectively manage and sustain growth or scale our operations.

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We rely on information technology systems to support our business operations. A significant disturbance or breach of our technological infrastructure, or those of our vendors or others with which we do business, could adversely affect our financial condition and results of operations.

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We depend on suppliers, including single-source suppliers and, in a few cases, sole-source suppliers, to consistently supply us with components for our products, and any failure to procure such components could have a material adverse effect on our business, product inventories, sales and profit margins.

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Product manufacturing disruptions, including as a result of catastrophic and other events beyond our control, could cause us to be unable to meet customer demands or increase our costs.

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The cost of raw materials could increase our cost of goods sold and cause our results of operations and financial condition to suffer.

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If we do not manage product inventory in an effective and efficient manner, it could adversely affect profitability.

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The nature of our business subjects us to compliance with, and liabilities under, employment, environmental, health, transportation, safety, and other governmental regulations.

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Increased information technology security threats and computer crime pose a risk to our systems, networks and products, and we are exposed to potential regulatory, financial and reputational risks relating to the protection of our data.

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Our collection, use, storage, disclosure, transfer and other processing of personal information could give rise to significant costs and liabilities, including as a result of governmental regulation, uncertain or inconsistent interpretation and enforcement of legal requirements or differing views of personal privacy rights, which may have a material adverse effect on our reputation, business, financial condition and results of operations.

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Our employees, commercial partners, and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

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Violations of the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act, and other anti-corruption laws outside the United States could have a material adverse effect on us.

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Climate change and legal or regulatory responses thereto may have an adverse impact on our business and results of operations.

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Our failure to satisfy international trade compliance regulations, and changes in U.S. government sanctions, could have a material adverse effect on us.

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If we are unable to adequately obtain and maintain our intellectual property and proprietary rights or if we are accused of infringing on, misappropriating or otherwise violating the intellectual property of others, our competitive position could be harmed or we could be required to incur significant expenses to enforce or defend our rights.
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If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest, and third parties could assert trademark infringement claims against us.

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We rely on access to intellectual property owned by third parties, so our rights to develop and commercialize certain products are subject to the terms and conditions of licenses granted to us by others.

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We may be subject to claims that our employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

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Third parties may initiate legal proceedings alleging that we are infringing, misappropriating, or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

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We may not be able to effectively enforce our intellectual property rights throughout the world.

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Recent changes in U.S. patent laws may limit our ability to obtain, defend, and/or enforce our patents.

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Our indebtedness could adversely affect our financial condition.

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Other factors described in the “Risk Factors” section of this prospectus supplement and in the annual, quarterly and other reports we file from time to time with the SEC.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us. Any of our investors should consider all risks and uncertainties disclosed in our SEC filings, described under the section entitled “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov. We note that all website addresses given in this prospectus are for information only and are not intended to be an active link or to incorporate any website information into this document.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.
DIVIDEND POLICY
Any decision to declare and pay special or regular dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our credit facilities and outstanding notes.

SELLING STOCKHOLDERS
The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of April 29, 2022 by each of the selling stockholders.
The amounts and percentage of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 29, 2022. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all stock shown as beneficially owned by them, subject to community property laws where applicable.
The percentage ownership information shown in the table below is based upon 226,482,635 shares of common stock outstanding as of April 29, 2022.
Name	Shares Owned Before the Offering		Shares Offered Hereby (no option exercise)	Shares Owned After the Offering (no option exercise)(1)
	Number	Percentage		Number	Percentage
CCMP Capital Advisors, LP, et al(2)	64,763,389	28.6%	15,519,193	49,244,196	22.5%
Alberta Investment Management Corp.(3)	35,391,391	15.6%	8,480,807	26,910,584	12.3%

(1)
Assumes the consummation of the share repurchase of 8,000,000 shares of our common stock from the underwriters concurrently with the closing of this offering and other transactions related to this offering.

(2)
This information is based on a Schedule 13G dated February 9, 2022 filed with the SEC by CCMP Capital Investors III, L.P. (“CCMP Capital Investors”), CCMP Capital Investors III (Employee), L.P. (“CCMP Employee”), CCMP Capital Associates III, L.P. (“CCMP Capital Associates”), CCMP Capital Associates III GP, LLC (“CCMP Capital Associates GP”), CCMP Capital, LP (“CCMP Capital”), and CCMP Capital GP, LLC (“CCMP Capital GP”) reporting beneficial ownership as of December 31, 2021, adjusted (1) for a sale by certain affiliates of CCMP of 2,694,696 shares of the Company’s common stock on January 24, 2022, based on information provided to the Company by CCMP, and (2) for the Company’s purchase of 4,080,000 shares of common stock from certain affiliates of CCMP on March 11, 2022 as described in “Related Person Transactions — Share Repurchase Program.” The Schedule 13G reported that each of CCMP Capital Associates, CCMP Capital Associates GP, CCMP Capital and CCMP Capital GP may be deemed to beneficially own in the aggregate 64,763,389 shares of the Company’s common stock, consisting of 60,998,124 shares held directly by CCMP Capital Investors and 3,765,265 shares held directly by CCMP Employee. CCMP Capital Investors is reported to have shared voting power and shared dispositive power with respect to 60,998,124 shares of the Company’s common stock. CCMP Employee is reported to have shared voting power and shared dispositive power with respect to 3,765,265 shares of the Company’s common stock. Each of CCMP Capital Associates, CCMP Capital Associates GP, CCMP Capital and CCMP Capital GP is reported to have shared voting power and shared dispositive power with respect to 64,763,389 shares of the Company’s common stock. The investment committee of CCMP Capital GP with respect to the shares of our common stock includes Messrs. Brenneman Walsh and McFadden, each of whom serves as a director of the Company. The principal business address of each of the above reporting persons is c/o CCMP Capital Advisors, LP, 200 Park Avenue, Suite 1700, New York, NY 10166.

(3)
This information is based on a Schedule 13G dated February 11, 2022 filed with the SEC by AIMCo reporting beneficial ownership as of December 31, 2021, updated to reflect beneficial ownership following a sale by certain affiliates of AIMCo of 1,385,304 shares of the Company’s common stock on January 24, 2022, based on information provided to the Company by AIMCo. The Schedule 13G reported that AIMCo has sole voting and sole dispositive power with respect to 35,391,391 shares of the Company’s common stock, which shares are owned directly by PE16PX Rocky Mountain Ltd. and PE16GV Rocky Mountain Ltd. All of the interests of these two entities are held by AIMCo as bare trustee on behalf of its clients. The principal business address for each of the reporting persons listed above is 1600 — 10250 101 Street NW, Edmonton, Alberta T5J 3P4, Canada.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK
The following is a summary of the material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change at any time, possibly on a retroactive basis.
This summary assumes that shares of our common stock are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code. This summary does not purport to deal with all aspects of U.S. federal income and estate taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code, insurance companies, partnerships or other pass-through entities (and partners or beneficial owners therein), certain U.S. expatriates or long-term residents, persons that have a “functional currency” other than the U.S. dollar, tax-exempt organizations, pension plans, tax-qualified retirement plans, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Internal Revenue Code and entities all of the interests of which are held by qualified foreign pension funds, “controlled foreign corporations”, “passive foreign investment companies”, corporations that accumulate earnings to avoid U.S. federal income tax, persons in special situations, such as those who have elected to mark securities to market or those who hold common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or holders subject to the alternative minimum tax). In addition, except as explicitly addressed herein with respect to estate tax, this summary does not address estate and gift tax considerations, the Medicare contribution tax on net investment income, or considerations under the tax laws of any state, local or non-U.S. jurisdiction or any U.S. federal tax laws other than U.S. federal income or estate tax laws.
For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of common stock that for U.S. federal income tax purposes is not classified as a partnership and that, for U.S. federal income tax purposes, is not:
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an individual who is a citizen or resident of the United States;

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a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding our common stock through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.
If you are an individual, you are a resident alien if you are a lawful permanent resident of the United States (e.g., a green card holder) and you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in and including the current calendar year. For these purposes, all the days present in the United States in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they are U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of our common stock.
There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain a ruling from the IRS with respect to the U.S. federal income or estate tax consequences to a Non-U.S. Holder of the purchase, ownership or disposition of our common stock.
THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAXATION, STATE, LOCAL AND NON-U.S. TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.
Distributions on Our Common Stock
In the event that we make a distribution of cash or property with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce the holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “— Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock.” Any such distribution would also be subject to the discussions below under the sections titled “— Additional Withholding and Reporting Requirements” and “— Backup Withholding and Information Reporting.”
Dividends paid to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or the applicable withholding agent, as the case may be, with the appropriate IRS Form W-8, such as:
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A valid IRS Form W-8BEN or IRS Form W-8BEN-E (or successor forms) certifying, under penalties of perjury, a reduction in, or exemption from, withholding under an applicable income tax treaty, or

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A valid IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that a dividend paid on common stock is not subject to withholding tax because it is effectively connected with a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above must be provided to us or the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. The certification also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that hold shares of our common stock through intermediaries or are pass-through entities for U.S. federal income tax purposes.
If the Non-U.S. Holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Even if our current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If dividends are effectively connected with a trade or business in the United States of a Non-U.S. Holder (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or, in certain cases involving individual holders, a fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certification requirements described above are satisfied), generally will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a United States person, as defined under the Internal Revenue Code. In addition, if a Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the Non-U.S. Holder may be subject to an additional “branch profits tax” equal to 30% (unless reduced by an applicable income treaty) of its earnings and profits in respect of such effectively connected dividend income.
Non-U.S. Holders that do not timely provide us or the applicable withholding agent with the required certification, but which are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock
Subject to the discussions below under the sections titled “— Additional Withholding and Reporting Requirements” and “— Backup Withholding and Information Reporting”, in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (ii) we are or have been a “United States real property holding corporation”, as defined in the Internal Revenue Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period in the shares of our common stock, and certain other requirements are met, or (iii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).
If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition. If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain on a net income basis in the same manner as if it were a resident of the United States and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to any earnings and profits attributable to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).
Generally, a corporation is a USRPHC only if the fair market value of its United States real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance in this regard, we believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or were to become a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock by reason of our status as USRPHC so long as our common stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market at any time during the calendar year in which the disposition occurs and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition and the holder’s holding period. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Additional Withholding and Reporting Requirements
Sections 1471 through 1474 of the Internal Revenue Code and the related Treasury regulations, together with other U.S. Treasury and IRS guidance issued thereunder and intergovernmental agreements, legislation, rules and other official guidance adopted pursuant to such intergovernmental agreements (collectively, “FATCA”) generally impose U.S. federal withholding at a rate of 30% on payments of dividends on our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Internal Revenue Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Internal Revenue Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). An intergovernmental agreement between the U.S. and an applicable foreign country may, however, modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return containing the required information (which may entail significant administrative burden). Non-U.S. Holders are urged to consult their own tax advisors regarding the effects of FATCA on their investment in our common stock.
While withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019 by such applicable non-U.S. entities, proposed Treasury regulations (on which taxpayers may currently rely) eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of stock entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued.
Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.
Backup Withholding and Information Reporting
In general, information reporting will apply to distributions on our common stock paid to a Non-U.S. Holder and the tax withheld, if any, with respect to the distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Internal Revenue Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends on our common stock. A Non-U.S. Holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Internal Revenue Code), or such holder otherwise establishes an exemption. Provision of an IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances will generally satisfy the certification requirements necessary to avoid the additional information reporting and backup withholding.
Information reporting and, depending on the circumstances, backup withholding will generally apply to the proceeds of a disposition of our common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a U.S. broker or a foreign broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Prospective investors should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or in which the Non-U.S. Holder is incorporated, under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.
Federal Estate Tax
Shares of our common stock that are owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of such individual’s death will be included in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

UNDERWRITING
Goldman Sachs & Co. LLC, BofA Securities, Inc. and Nomura Securities International, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and the selling stockholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.
Underwriter	Number of Shares
Goldman Sachs & Co. LLC	6,644,049
BofA Securities, Inc.	6,644,049
Nomura Securities International, Inc.	3,034,542
WR Securities, LLC	159,713
Robert W. Baird & Co. Incorporated	1,270,588
Guggenheim Securities, LLC	1,270,588
William Blair & Company, L.L.C.	1,270,588
Credit Suisse Securities (USA) LLC	847,059
Morgan Stanley & Co. LLC	847,059
Jefferies LLC	847,059
KeyBanc Capital Markets Inc.	529,412
BMO Capital Markets Corp	529,412
AmeriVet Securities, Inc.	105,882
Total	24,000,000
The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.
Subject to the completion of this offering, we have agreed to purchase 8,000,000 shares of our common stock that are subject to this offering from the underwriters at a price per share equal to the price per share paid by the underwriters to the selling stockholders in this offering. The closing of the share repurchase is contingent on the closing of this offering.
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $0.36975 per share. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The underwriters may offer and sell the shares to the public through one or more of their respective affiliates or other registered broker-dealers or selling agents.
The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 3,600,000 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.
We, our officers and directors and the selling stockholders have agreed that, for a period of 45 days from the date of this prospectus supplement, we and they will not, without the prior written consent of at least two of the three representatives of the underwriters, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. Two of the three representatives may, in their sole discretion, release any of the securities subject to these lock-up agreements at any time without notice.
The shares are listed on the New York Stock Exchange under the symbol “HAYW.”
The following table shows the underwriting discounts and commissions that the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares described above.
	Paid by Selling Stockholders
	No Exercise	Full Exercise
Per share	$0.61625	$0.61625
Total	$9,860,000	$12,078,500
The expenses of the offering, including expenses incurred by the stockholders but not including the underwriting discount, are estimated at $800,000 and are payable by us. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $30,000.00. The underwriters have agreed to reimburse us for certain expenses incurred in connection with the offering.
In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.
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Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

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“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

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“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

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Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

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To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

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Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Relationships
The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. For example, affiliates of certain of the underwriters also serve as lenders under our debt facilities.
“Wolfe | Nomura Alliance” is the marketing name used by Wolfe Research Securities and Nomura Securities International, Inc. in connection with certain equity capital markets activities conducted jointly by the firms. Both Nomura Securities International, Inc. and WR Securities, LLC are serving as underwriters in the offering described herein. In addition, WR Securities, LLC and certain of its affiliates may provide sales support services, investor feedback, investor education, and/or other independent equity research services in connection with the offering.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no common shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of common shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
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to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

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to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

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in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of common shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.
In the case of any common shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale. For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe for the common shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 and includes any relevant delegated regulations.
We have not authorized and do not authorize the making of any offer of common shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the common shares in this document. Accordingly, no purchaser of the common shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.
Notice to Prospective Investors in the United Kingdom
In relation to the United Kingdom, no common shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the common shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:
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to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

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to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or

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in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (“FSMA”),

provided that no such offer of common shares shall require us or any representative to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
We have not authorized and do not authorize the making of any offer of common shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the common shares as contemplated in this prospectus. Accordingly, no purchaser of the common shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in France
Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:
•
released, issued, distributed or caused to be released, issued or distributed to the public in France; or

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used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:
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to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

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to investment services providers authorized to engage in portfolio management on behalf of third parties; or

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in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Notice to Prospective Investors in Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong)

other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Japan
The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
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a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

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a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
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to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

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where no consideration is or will be given for the transfer; or

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where the transfer is by operation of law.

Solely for the purposes of its obligations pursuant to section 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products; and MAS notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS
The validity of the issuance of the shares of common stock to be sold in this offering will be passed upon for us by Ropes & Gray LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3ASR under the Securities Act with respect to the shares of our common stock being offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the registration statement and its exhibits. Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document are not necessarily complete. We are required to file annual, quarterly and current reports, proxy statements, and other information with the SEC. Such materials may be accessed electronically by means of the SEC’s website at www.sec.gov.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus (i) the documents listed below and (ii) and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed, including any information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K, in accordance with Commission rules:
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our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 9, 2022;

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our Quarterly Report on Form 10-Q for the three months ended April 2, 2022, filed on April 29, 2022;

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the information in our proxy statement filed on April 8, 2022, to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021;

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our Current Reports on Form 8-K filed with the Commission on January 25, 2022, February 10, 2022, March 31, 2022, April 21, 2022, and April 28, 2022 (other than such portions of those documents that are furnished and not filed); and

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the description of our common stock in our registration statement on Form 8-A, filed on March 12, 2021, as supplemented by the disclosure contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 9, 2022.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents), at no cost to you. Any such request should be directed to: Hayward Holdings, Inc., 400 Connell Drive, Suite 6100, Berkeley Heights, NJ 07922, Attention: Office of the Secretary.

PROSPECTUS
Hayward Holdings, Inc.
Common Stock

The selling stockholders to be named in a prospectus supplement may offer and sell shares of our Common Stock from time to time in amounts, at prices and on terms that will be determined at the time of the offering. We will not receive any proceeds from any sale of shares by the selling stockholders pursuant to this prospectus.
We will provide, if applicable, specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus and the applicable prospectus supplement before you purchase any of the securities offered hereby.
The securities may be sold through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and the comparable section of any applicable prospectus supplement. If any underwriters are involved in the sale of the securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in the applicable prospectus supplement.
Our shares of Common Stock are traded on the New York Stock Exchange under the symbol “HAYW.” On April 29, 2022, the closing price of our shares of Common Stock was $15.90.
Investing in our securities involves a high degree of risk. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission incorporated by reference into this prospectus, as described under “Risk Factors” on page 4.
You should read this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2022.

i

ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission”), as a “well-known seasoned issuer” as defined under Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, on a continuous basis, in one or more offerings, sell or otherwise dispose of shares of our Common Stock.
This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Each time securities are sold under the shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of those securities and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated by reference herein and therein, together with the additional information described under “Where You Can Find More Information” below.
We will not receive any proceeds from the sale or other disposition of the shares of our Common Stock by the selling stockholders.
The information contained in this prospectus may not be complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus or in any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information.
We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus, any applicable prospectus supplement or in any free writing prospectus filed by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

References in this prospectus to the terms “the Company,” “Hayward,” “we,” “our” and “us” or other similar terms mean Hayward Holdings, Inc. and our consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.
References to “Common Stock” refer to the common stock, par value $0.001 per share, of the Company.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents that we incorporate by reference in the prospectus contain statements that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements, including statements about industry trends and other matters that do not relate strictly to historical facts, are based on management’s expectations and assumptions, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements regarding:
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projections of revenue, margins, expenses, earnings from operations, cash flows or other financial items;

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plans, strategies and objectives of management for future operations, including statements relating to developments or performance of our products;

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future economic conditions or performance;

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the outcome of outstanding claims or legal proceedings;

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assumptions underlying any of the foregoing;

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any other statements that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future; and

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statements described under the heading “Cautionary Statement Regarding Forward Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2021 (our “Form 10-K”) and the heading “Special Note Regarding Forward Looking Statements” in our Quarterly Report on Form 10-Q for the period ended April 2, 2022, which are hereby incorporated herein by reference.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Our management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the financial markets, as well as factors specific to us and our subsidiaries, as discussed under the heading “Risk Factors” in our Form 10-K and Form 10-Qs and other filings with the SEC and incorporated into this prospectus by reference.
Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed above and elsewhere in this prospectus, including, without limitation, our Form 10-K and Form 10-Qs, or in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this prospectus is filed with the SEC. Unless specifically required by law, we undertake no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed above are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely affect our operations and our financial results.
Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us. Any of our investors should consider all risks and uncertainties disclosed in our SEC filings, described under the section entitled “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov. We note that all website addresses given in this prospectus are for information only and are not intended to be an active link or to incorporate any website information into this document.

THE COMPANY
Company Overview
Hayward is a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems. The Company operates facilities in Arizona, Florida, New Jersey, North Carolina, Rhode Island, Tennessee, Canada, Australia, China, France and Spain. Hayward’s products are sold through specialty distributors and directly to large retailers, pool builders and buying groups.
Corporate Information
Our common stock is listed on the New York Stock Exchange under the ticker symbol “HAYW.” Our principal executive offices are located at 400 Connell Drive, Suite 6100, Berkeley Heights, NJ 07922, and our telephone number is (908) 351-5400. Our website address is www.hayward-pool.com. Neither our website nor any information contained on our website is part of this prospectus.

RISK FACTORS
Investing in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other documents that we file with the Commission, which are incorporated herein by reference as described in this prospectus under the heading “Where You Can Find More Information”. The risks and uncertainties we have described in such documents are not the only risks that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

USE OF PROCEEDS
We will not receive any proceeds from the sale or other disposition of the shares of our Common Stock by the selling stockholders.

PLAN OF DISTRIBUTION
The selling stockholders may sell the securities offered hereby in one or more of the following ways (or in any combination thereof) from time to time:
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to or through underwriters, agents, brokers or dealers, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities for whom they may act as agent;

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in one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

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through purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

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through “at the market” offering transactions into an existing market for the common stock;

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through the pledge of the securities for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of shares of our Common Stock or other of our securities and, in the case of any collateral call, default or foreclosure on such loan or obligation, pledges or sales of shares of our Common Stock or other of our securities by such pledgees or secured parties;

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through short sales or transactions to cover short sales relating to the securities;

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in one or more exchange or over the counter market transactions;

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through the distribution by the selling stockholders or any of their respective successors in interest to their members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

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in privately negotiated transactions;

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through the writing of options, whether the options are listed on an options exchange or otherwise;

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through delivery of shares upon conversion, exchange, exercise or other settlement of other securities or debt instruments (whether such other securities or debt instruments are issued by the selling stockholder or any other party);

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through distributions to creditors and equity holders of the selling stockholders;

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directly to purchasers, including through a specific bidding, auction or other process (including, without limitation, in privately negotiated transactions);

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in off market transactions at prevailing market prices;

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through a combination of such methods; or

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through any other method permitted by applicable law.

The selling stockholders may also sell all or a portion of their securities pursuant to Rule 144 or another exemption from registration under the Securities Act, if available, in transactions not covered by this prospectus.
The selling stockholders may enter into sale, forward sale, derivative or other similar transactions with third parties. In connection with any sale, forward sale, derivative or other similar transactions with third parties, the third parties (or underwriters on their behalf) may sell shares of our Common Stock or other of our securities, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable, convertible, exercisable or may represent beneficial interests in or otherwise be settled for our Common Stock. The third parties also may use shares or other securities received under those sale, forward sale or derivative arrangements or shares or other securities pledged by a selling stockholder or borrowed from a selling stockholder or others to settle such third-party sales or to close out any related open borrowings of our Common Stock or other securities. The third parties or underwriters selling shares of our Common Stock or other securities on their behalf may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions may be an underwriter and, if required, will be identified in a prospectus supplement.
In addition, the selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions, which may require the delivery of securities to the broker-dealer or other financial institution. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. The selling stockholders also may loan or pledge securities, and the borrower or pledgee may sell or otherwise transfer the securities so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those securities to investors in our securities or another selling stockholder’s securities or in connection with the offering of other securities not covered by this prospectus.
To the extent necessary, a prospectus supplement will describe any additional terms of an offering of the shares of our Common Stock, including, to the extent applicable, the following:
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the name or names of any underwriters, dealers or agents and the amount of shares of our Common Stock underwritten or purchased by each of them;

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any offering price and any discounts or concessions allowed or reallowed or paid to dealers;

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the public offering price of the shares of our Common Stock, the proceeds to the selling stockholders, and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents, and other items constituting underwriters’, dealers’ or agents’ compensation;

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any delayed delivery arrangements; and

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information about the selling stockholders, including the relationship between the selling stockholders and us.

The selling stockholders may, or may authorize underwriters, dealers or other persons acting as our agents, to solicit offers by certain institutions to purchase securities from the selling stockholders pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. If necessary, any such contracts will be described in, and be subject to the conditions set forth in, a supplement to this prospectus.
Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving securities. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.
We and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, agents, underwriters and other third parties described above may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us and the selling stockholders with respect to payments which the agents, underwriters or third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling stockholders in the ordinary course of business. We and the selling stockholders may also use underwriters or such other third parties with whom we or such selling stockholders have a material relationship. We and the selling stockholders will describe the nature of any such relationship in the applicable prospectus supplement.
Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in our Common Stock. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of our Common Stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Accordingly, any profits realized by a selling stockholder and any compensation earned by any such underwriter, broker-dealer or agent may be deemed to be underwriting commissions, discounts or concessions and may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority. Persons who are “underwriters” under the Securities Act with respect to the securities offered hereby must comply with any applicable prospectus delivery requirements under the Securities Act. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities offered hereby to engage in market-making or other activities with respect to the securities.
In order to comply with applicable securities laws of some states or countries, the securities may only be sold in those jurisdictions through registered or licensed brokers or dealers and in compliance with applicable laws and regulations. In addition, in certain states or countries the securities may not be sold unless they have been registered or qualified for sale in the applicable state or country or an exemption from the registration or qualification requirements is available.
Our Common Stock is listed on The New York Stock Exchange. Underwriters may make a market our Common Stock, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the development, maintenance or liquidity of any trading market in our Common Stock.
Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of our Common Stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the shares of our Common Stock originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may stabilize, maintain or otherwise affect the market price of the securities offered under this prospectus. As a result, the price of the shares of our Common Stock may be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. These transactions may be effected on the NYSE or another securities exchange or automated quotation system, or in the over-the-counter market or otherwise.

DESCRIPTION OF CAPITAL STOCK
The total amount of our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.001 per share and 100,000,000 shares of undesignated preferred stock.
As of April 29, 2022 we have 226,482,635 shares of common stock and no shares of preferred stock outstanding. The following summary describes all material provisions of our capital stock. We urge you to read our second restated certificate of incorporation and amended and restated bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part.
Our second restated certificate of incorporation and amended and restated bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our Board of Directors. These provisions include a classified board of directors, elimination of the ability of stockholders to call special meetings (except that the holders of 50% or more of the outstanding shares of our common stock may request that the Corporate Secretary call special meetings so long as the Sponsors beneficially own a majority of the outstanding shares of our common stock), advance notice procedures for stockholder proposals and the ability of our Board of Directors to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquiror.
Common Stock
Dividend Rights.   Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the Board of Directors may from time to time determine.
Voting Rights.   Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock have no cumulative voting rights.
Except as otherwise required under the Delaware General Corporation Law (the “DGCL”) or provided for in our second restated certificate of incorporation, all matters other than the election of directors will be determined by a majority of the votes cast on the matter and all elections of directors will be determined by a plurality of the votes cast. Any director may resign at any time upon notice given in writing, including by electronic transmission, to the Company. Vacancies and newly-created directorships shall be filled exclusively by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, except that any vacancy created by the removal of a director by the stockholders for cause shall be filled by vote of a majority of the outstanding shares of our common stock. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Preemptive Rights.   Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.
Conversion or Redemption Rights.   Our common stock does not have any conversion rights and there are no redemption or sinking fund provisions applicable to our common stock.
Liquidation Rights.   Upon our liquidation, the holders of our common stock will be entitled to receive pro rata our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
Listing.   Our common stock is listed on the New York Stock Exchange under the symbol “HAYW.”
Transfer Agent and Registrar.   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219. Its telephone number is (800) 937-5449.
Preferred Stock
Our second restated certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Our Board of Directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our Board of Directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock. Upon consummation of this offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.
Anti-Takeover Effects of Our Second Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law
Our second restated certificate of incorporation and amended and restated bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the Board of Directors. These provisions include:
Classified Board.   Our second restated certificate of incorporation provides that our Board of Directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our second restated certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board of Directors. Our Board of Directors currently has, and upon completion of this offering, will continue to have thirteen members.
Special Meetings of Stockholders.   Our second restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only (i) by our chairperson of the Board of Directors, (ii) by a resolution adopted by a majority of our Board of Directors, or (iii) by our Corporate Secretary at the request of the holders of 50% or more of the outstanding shares of our common stock so long as the Sponsors beneficially own a majority of the outstanding shares of our common stock.
Removal of Directors.   Our second restated certificate of incorporation provides that, so long as the Sponsors beneficially own a majority of the outstanding shares of our common stock, our directors may be removed only for cause by the affirmative vote of a majority of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Following the date on which the Sponsors no longer beneficially own a majority of the outstanding shares of our common stock, no member of our Board of Directors may be removed from office except for cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of our outstanding shares of capital stock entitled to vote thereon.
Elimination of Stockholder Action by Written Consent.   Our second restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting following the date on which the Sponsors no longer beneficially own a majority of the outstanding shares of our common stock.
Advance Notice Procedures.   Our amended and restated bylaws establishes an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Corporate Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.
Authorized but Unissued Shares.   Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations with Interested Stockholders.   We have elected in our second restated certificate of incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the Company’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, our second restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that the Sponsors and their respective successors, transferees and affiliates will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.
Choice of Forum.   Our second restated certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware (or, if, and only if, the Court of Chancery of the State of Delaware dismisses a Covered Claim (as defined below) for lack of subject matter jurisdiction, any other state or federal court in the State of Delaware that does have subject matter jurisdiction) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of claims: (i) any derivative claim brought in the right of the Company, (ii) any claim asserting a breach of a fiduciary duty to the Company or the Company’s stockholders owed by any current or former director, officer or other employee or stockholder of the Company, (iii) any claim against the Company arising pursuant to any provision of the DGCL, our second restated certificate of incorporation or amended and restated bylaws, (iv) any claim to interpret, apply, enforce or determine the validity of our second restated certificate of incorporation or our amended and restated bylaws, (v) any claim against the
Company governed by the internal affairs doctrine, and (vi) any other claim, not subject to exclusive federal jurisdiction and not asserting a cause of action arising under the Securities Act, as amended, brought in any action asserting one or more of the claims specified in clauses (a)(i) through (v) herein above (each a “Covered Claim”). This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act.
Our second restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our second restated certificate of incorporation provides that any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Company will be deemed to have notice of and consented to these choice-of-forum provisions and waived any argument relating to the inconvenience of the forums in connection with any Covered Claim.
The choice of forum provisions contained in our second restated certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. While the Delaware courts have determined that such choice of forum provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the choice of forum provisions contained in our second restated certificate of incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise, which could cause us to incur additional costs associated with resolving such action in other jurisdictions.
Amendment of Charter Provisions and Bylaws.   The amendment of any of the above provisions, following the date on which the Sponsors no longer beneficially own a majority of the outstanding shares of our common stock, except for the provision making it possible for our Board of Directors to issue preferred stock, would require the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of our outstanding shares of capital stock entitled to vote thereon.
The provisions of Delaware law, our second restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Corporate Opportunities.   Our second restated certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of the Sponsors and all of their respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as directors of the Company, and each such party shall not have any obligation to offer us those opportunities.
Limitations on Liability and Indemnification of Officers and Directors.   Our second restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL or any other law of the state of Delaware and our bylaws provide that we may indemnify our directors and our officers that are appointed by the Board of Directors to the fullest extent permitted by applicable law. We have entered into indemnification agreements with our current directors and executive officers.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Commission. The Commission maintains an Internet site at http://www.sec.gov that contains the reports, statements and other information about issuers, such as us, who file electronically with the Commission. We also maintain a website at www.hayward-pool.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on or accessible through our website is not a part of this prospectus or any prospectus supplement, and the inclusion of our website address in this prospectus is an inactive textual reference only.
The Commission allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the Commission will automatically update and supersede information contained in documents filed earlier with the Commission or contained in this prospectus. We incorporate by reference in this prospectus (i) the documents listed below and (ii) and any future filings that we may make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed, including any information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K, in accordance with Commission rules:
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our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 9, 2022;

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the information in our proxy statement filed on April 8, 2022, to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021;

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Our Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2022, filed April 29, 2022;

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our Current Reports on Form 8-K filed with the Commission on January 25, 2022, February 10, 2022, March 31, 2022, April 21, 2022 and April 28, 2022 (other than such portions of those documents that are furnished and not filed); and

the description of our common stock in our registration statement on Form 8-A, filed on March 12, 2021, as supplemented by the disclosure contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 9, 2022.
You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents), at no cost to you. Any such request should be directed to: Hayward Holdings, Inc., 400 Connell Drive, Suite 6100, Berkeley Heights, NJ 07922, Attention: Office of the Corporate Secretary.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the securities offered by this prospectus will be passed upon for us by Ropes & Gray LLP, New York, New York. Additional legal matters may be passed upon for any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

24,000,000 Shares
HAYWARD HOLDINGS, INC.
Common Stock
Prospectus Supplement
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